EXHIBIT 10.96

FIRST AMENDMENT TO ADVISORY SERVICES AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) TO ADVISORY SERVICES AGREEMENT dated November 4, 2003 is between SECURITY CAPITAL CORPORATION, a Delaware corporation, (“Security Capital”) and CAPITAL PARTNERS, INC., a Connecticut corporation (“Capital Partners”).

Recitals

The following recitals are representations with respect to certain factual matters that form the basis of this Amendment and are an integral part of this Amendment.

A.            Security Capital and Capital Partners entered into an Advisory Services Agreement dated January 1, 2003 (the “Advisory Services Agreement”).  Pursuant to the terms and conditions of the Advisory Services Agreement, Capital Partners agreed to provide and Security Capital agreed to accept advisory and other services to Security Capital and its subsidiaries in the areas of investment, general administration, corporate development, strategic planning, stockholder relations, financial matters and general business policy.

B.            In consideration of Capital Partners entering into the Advisory Services Agreement, Security Capital agreed to pay to Capital Partners and advisory fee (the “Fee”) at the rate of $1,250,000 per annum for the services described in Recital A hereto.  Security Capital and Capital Partners further agreed that the Fee shall be payable in equal quarterly installments, in arrears, with the first payment for the quarter commencing January 1, 2003 and ending March 31, 2003 payable on April 26, 2003 and with the installment for each succeeding quarter payable on the 26th day of the month following the end of such quarter.

Security Capital and Capital Partners further agreed that the Fee shall be subject to an appropriate adjustment, as reasonably agreed by the parties pursuant to Section 7 of the Advisory Services Agreement, whenever there is the occurrence of any material unforeseen event, including, but not limited to, any significant change in the scope of the operations of Security Capital, such as, for example, a significant change in scope which results from any acquisition or disposition made by Security Capital.

Agreement

NOW, THEREFORE, in consideration of the agreement and the undertakings of the parties hereto to amend the Advisory Services Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Section 3 (Advisory Fee) of the Advisory Services Agreement is hereby amended in its entirety as follows:

3.  Advisory Fee.  Security Capital shall pay to Capital Partners an advisory fee (the “Fee”) at the rate of $1,400,000 per annum for the calendar year 2003 and at a rate of $1,550,000 for the calendar year 2004 for the services described in Section 1.  The Fee shall be payable in equal quarterly installments, in arrears, with the installment for each quarter payable on or before the 26th day of the month following the end of such quarter. Notwithstanding such required equal quarterly payments, an amount of $150,000, the amount of the retroactive adjustment to the Fee for the 2003 calendar year reflected in this amended rate per annum of $1,400,000, is payable on or before January 26, 2004.  At the sole discretion of Security Capital, full or partial payments of the Fee may be made in advance of any quarterly due date but no discount from the amounts owing shall be taken.

Furthermore, Security Capital shall pay to Capital Partners a one-time investment banking fee of $150,000 in consideration of the services that Capital Partners provided to Security Capital and its subsidiary, CompManagement, Inc., to help consummate the acquisition of Octagon Risk Services, Inc.  This one-time fee shall be payable on or before December 1, 2003.

The Fee shall be subject to an appropriate adjustment, as reasonably agreed by the parties pursuant to Section 7, whenever there is the occurrence of any material unforeseen event, including, but not limited to, any significant change in the scope of the operations of Security Capital, such as, for example, a significant change in scope which results from any acquisition or disposition made by Security Capital.

The Fee shall be exclusive of reasonable out-of-pocket costs incurred by Capital Partners directly in the performance of the services described in Section 1.

2.             Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

3.             Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State on New York.

IN WITNESS WHEREOF,  the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SECURITY CAPITAL CORPORATION

By:	/s/ Diane M. LaPointe
Diane M. LaPointe
Vice President and Chief Financial Officer

Date: November 4, 2003

CAPITAL PARTNERS, INC.

By:	/s/ Brian D. Fitzgerald
Brian D. Fitzgerald
President

Date: November 4, 2003